Exhibit 10.1

AMENDMENT NO. 1 TO
EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT (this "Amendment") is entered into as of June 26, 2021 (the “Effective Date”), by and between CV SCIENCES, INC., a Delaware corporation (the "Company"), and JOERG GRASSER ("Executive").

Recitals

A.The Company and Executive entered into that certain Executive Employment Agreement dated December 26, 2018 (the “Employment Agreement”);

B. The Employment Agreement provides for a term of three (3) years, ending on December 26, 2021, unless earlier terminated in accordance with the terms thereof; and

C. The parties desire to amend the Employment Agreement on the terms and conditions set forth herein.
Agreement

NOW, THEREFORE, in consideration of these premises, the mutual covenants and agreements of the parties hereunder, and for other good and valuable consideration the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Employment and Duties. Section 1 of the Employment Agreement shall be amended to reflect Executive’s current title of Chief Financial Officer of the Company, having the primary responsibility within the Company to act as the senior financial executive of the Company.

2.     Compensation. Section 2.1 of the Employment Agreement shall be amended and superseded, as follows:

“2.1 Base Salary. During the Term of this Agreement, the Company shall pay to Executive an annual base salary in such amounts as the Compensation Committee of the Board of Directors (the "Compensation Committee") shall recommend to the full Board of Directors for approval (the "Base Salary"). As determined by the Board of Directors by special meeting prior to the end of each calendar year, effective as of January 1 of the following year, the Base Salary for such year shall be set and payable in accordance with the Company's standard payroll procedures in effect at the time of payment. As of the Effective Date and effective for calendar year 2021, Executive’s Base Salary shall be $325,000; provided, that the Company shall pay to Executive a reduced salary of $250,000 and accrue as deferred compensation the difference between the salary actually paid and the Base Salary. The Company shall withhold from any payroll or other amounts payable to Executive pursuant to this Agreement all federal, state, city or other taxes and contributions as are required pursuant to any law or governmental regulation or ruling now applicable or that may be enacted and become applicable in the future. “

3.     Vacation. Section 2.4 shall be amended to provide for a maximum of twenty (20) days annual paid vacation time exclusive of holidays.

4.     Deferred Compensation. A new Section 2.8 shall be added to the Employment Agreement, as follows:

“2.8 Deferred Compensation. The Company has accrued deferred salary for Executive, and such deferred salary shall continue to accrue for the benefit of Executive as set forth in Section 2.1 (“Deferred

Compensation”). Upon determination by the Board in its sole discretion, the Company may pay all Deferred Compensation at any time during the Term.”

5.    Deferred Compensation on Termination. Sections 4.2, 4.3, and 4.4 of the Employment Agreement shall be amended to provide that upon Executive’s resignation or the termination of Executive, in each case for any reason, at the time of such termination the Company shall pay to Executive all Deferred Compensation in addition to any other amounts owing to Executive pursuant to the terms of the Employment Agreement.

6.     Release Upon Termination. A new Section 4.5 of the Employment Agreement shall be added, as follows:

“5. Employee Release. Notwithstanding the foregoing, the Company’s obligation to provide any severance pay, Deferred Compensation (but only at the time of termination or expiration of this Agreement), Sale Bonus or benefits pursuant to Section 4 shall be subject to Executive executing and delivering to the Company, and not revoking, a general release of claims against the Company (the “Release”). The Release must be delivered by the Company for execution Executive not later than three (3) days following such termination and received by the Company, and become effective and irrevocable, no later than the twenty-one (21) days following Executive’s receipt of the Release, and if the Release does not become effective and irrevocable by such deadline, or in the event Executive is over 40 years old, within eight (8) days thereafter, the Employee shall forfeit any and all rights to such compensation and benefits under Section 4.”

7.     Change of Control. Section 5 of the Employment Agreement shall be superseded and replaced, as follows:

“5. Termination on Change of Control; Change of Control Bonus; Code Section 409A.

(a)    This Agreement shall terminate upon consummation of a Change of Control (as defined below). In such event, the Company shall pay Executive all salary then due and payable through the date of termination and all unpaid Deferred Compensation. Executive shall not be entitled to any severance compensation or any accrued vacation pay or bonuses.

(b)    Upon a Change of Control (as defined below), the Company shall pay, or shall cause to be paid, to Executive a lump sum cash payment equal to two (2) times $325,000, which represents the Base Salary in effect for Executive in 2020 (the “Sale Bonus”). “Change of Control” shall mean (i) the acquisition of equity interests of the Company by any one person, or more than one person acting as a group, whether through merger, consolidation, restructuring or otherwise, if upon such acquisition, such person or group acquires ownership interests or equity interests of the Company that, together with equity interests already held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the ownership interests or equity interests of the Company, or (ii) the sale of all or substantially all of the assets of the Company (so long as such transaction constitutes a “change in control event” as defined in Treas. Reg. 1.409A-3(i)(5)). Notwithstanding the foregoing, (i) a restructuring, merger, or transfer of assets within the Company and its affiliated companies, and (ii) a change in ownership of ownership interests or equity interests of the Company between only the existing holders of ownership interests or equity interests of the Company in circumstances where the Company remains controlled only by the existing holders of ownership or equity interests of the Company is not intended to be a Change of Control. For the avoidance of doubt, the sale of the Company’s consumer products business shall be deemed a sale of substantially all of the assets for purposes of determining whether a “Change of Control” under this Agreement has occurred. In no event shall Executive be entitled to more than one Sale Bonus. As a matter of clarity, in the event that a Sale Bonus is payable pursuant to this Section 4.8(b), Executive shall not be entitled to any continuation of compensation or other benefits as set forth in Section 4.4 and Section 4.6.

(c)    280G Protection.

(A)    Notwithstanding subsection (b), in the event that Executive shall become entitled to payment and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, by any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Internal Revenue Code (the “Code”) or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the “Company Payments”), and such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) the Company shall pay to the Executive the greater of the following (whichever gives the Executive the highest net after-tax amount, and after taking into account federal, state, local and social security taxes at the maximum marginal rates) (x) the Company Payments or (y) one dollar less than the amount of the Company Payments that would subject the Executive to the Excise Tax. In the event that the Company Payments are required to be reduced pursuant to the foregoing sentence, then the Company Payments shall be reduced as mutually agreed between the Company and the Executive or, in the event the parties cannot agree, in the following order (1) any lump sum severance based on Base Salary, (2) any other cash amounts payable to the Executive, (3) any benefits valued as parachute payments; and (4) acceleration of vesting of any equity

(B)    For purposes of determining whether any of the Company Payments will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Company Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Code Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants or the Company (the “Accountants”) such Company Payments (in whole or in part) either expressly do not constitute “parachute payments,” represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants. All determinations hereunder shall be made by the Accountants which shall provide detailed supporting calculations both to the Company and Executive at such time as it is requested by the Company or Executive. If the Accountants determine that payments under this Agreement must be reduced pursuant to this paragraph, they shall furnish Executive with a written opinion to such effect. The determination of the Accountants shall be final and binding upon the Company and Executive.

(C)    In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Executive, but the Executive shall control any other issues. In the event the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree the Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority regarding the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and the Executive’s representative shall cooperate with the Company and its representative.

(d)    Code Section 409A.

(A)    Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Code Section 409A (together, the “Deferred Payments”) will be payable until Executive has a “separation from service” within the meaning of Code Section 409A (“Section 409A”). Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A 1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(B)    If Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), any Deferred Payments that otherwise are payable within the first six (6) months following Executive’s separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of Executive’s death following Executive’s separation from service but prior to the six (6) month anniversary of Executive’s separation from service (or any later delay date), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(C)    Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) will not constitute Deferred Payments for purposes of clause (i) above. Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above. For purposes of this Agreement, “Section 409A Limit” means the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(D)    The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the Deferred Payments to be provided under the Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. Executive and the Company agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as result of Section 409A.”

8.    Miscellaneous.

(a)    No Further Amendment; Effect of Amendment. Except as expressly amended hereby, the Employment Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Employment Agreement. This Amendment shall form a part of the Employment Agreement for all purposes, and the parties thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Employment Agreement shall be deemed a reference to the Employment Agreement as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.

(b)    Counterparts. This Amendment may be executed simultaneously in two or more counterparts, including counterparts bearing a facsimile signature copy, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other. The Parties intend that a facsimile signature copy on this Amendment shall have the same force and effect as an original signature.

[Signatures on following page.]

IN WI1NESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

CV SCIENCES, INC.

By: /s/ Terri Funk Graham
Name (print): Terri Funk Graham
Its: Chairperson of the Compensation Committee

EXECUTIVE:

JOERG GRASSER

(sign): /s/ Joerg Grasser